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                      IN THE UNITED STATES DISTRICT COURT
                        FOR THE NORTHERN DISTRICT TEXAS
                              FORT WORTH DIVISION


HARVEY GARFINKLE and            )
JACOB HABERMAN,                 )
                                )
     Plaintiffs,                )
                                )       C.A. No. 4-97CV-882-A
                                )
v.                              )
                                )
PENNZOIL COMPANY,               )
                                )
     Defendant.                 )


                                   COMPLAINT


        Plaintiffs filed this action seeking injunctive relief and challenging the sufficiency of disclosures by Defendant in connection with the revised offer by Resources Newco, Inc. ("Newco"), a wholly-owned subsidiary of Union Pacific Resources Group ("Union Pacific"), to purchase all shares of Pennzoil Company's stock.

        1. Plaintiffs are and have been at all relevant times the owners of common stock of Pennzoil.

        2. Defendant Pennzoil Company ("Pennzoil") is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in Houston, Texas. It may be served with summons


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by serving its registered agent, CT Corporation Systems, 811 Dallas Avenue,
Houston, Texas 77002. Pennzoil is an energy company engaged primarily in oil and gas exploration and production, in processing, refining, and marketing of oil and motor oil and refined products, and in fast automotive oil change operations. Pennzoil's common stock is registered pursuant to Section 12(b) of the Exchange Act, 15 U.S.C. Section 781(b), and is listed and traded on the New York Stock Exchange. As of January 31, 1997, there were over 46 million shares of Pennzoil common stock outstanding.

                             Jurisdiction and Venue

        3. This action arises under Sections 14(d) and 14(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Sections 78n(d) and 78n(e), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission ("SEC"), 17 C.F.R. Sections 240.14d-1 et seq.

        4.      This Court has subject matter jurisdiction pursuant to:

                (a) Section 27 of the Exchange Act, 15 U.S.C. Section 78aa,
                    because this action is brought to enforce rights and duties created by the Exchange Act and regulations thereunder;




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                (b)     28 U.S.C. Section 1331, because the matter in
                        controversy arises under the Constitution and the laws of the United States; and

                (c) 28 U.S.C. Section 1337(a), because the action arises under the Exchange Act, an Act of Congress regulating commerce.

        5. Venue is proper in the Northern District of Texas pursuant to 15 U.S.C. Section 78aa because on information and belief, Pennzoil is and can be found in the district, Pennzoil is an inhabitant of and/or transacts business in this district, and some or all of the acts or transactions which are, or could be alleged to constitute, a violation of the Exchange Act occurred in this district.

                            The Union Pacific Offers

        6. On June 23, 1997, Newco announced a tender offer (the "Initial Tender Offer") for 50.1% of the issued and outstanding shares of Pennzoil common stock that it and Union Pacific did not already own for $84 per share, a substantial premium to the then market price of Pennzoil common stock. The Initial Tender Offer was made to all Pennzoil stockholders throughout the United States and elsewhere. The Initial Tender Offer was to be followed by a


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second-step merger pursuant to which each remaining share of Pennzoil stock would be converted into shares of Union Pacific stock, designed to have a value of $84 per share (the "Merger") in connection with the Initial Tender Offer, a
Schedule 14D-1 was filed with the SEC pursuant to Section 14(d)(1) of the Exchange Act. On July 1, 1997, Pennzoil filed a Schedule 14D-9 with the SEC pursuant to 14(d)(9) of the Exchange Act setting forth Pennzoil's position with respect to the Initial Tender Offer that shareholders reject the Initial
Tender Officer. ("Initial Schedule 14D-9").

     7. On October 6, 1997, Union Pacific announced that it was amending the Initial Tender Offer by changing the terms to an $84 all-cash tender offer for all of Pennzoil's shares (the "Revised Tender Offer").

     8. On October 14, 1997, Pennzoil announced that its Board had determined to reject the Revised Tender Offer and recommend that shareholders reject the all-cash, all-shares $84 per share offer. The Pennzoil Board characterized the Revised Tender Offer as inadequate and continued to adhere to its purported long-term strategic plan as justification for rejecting the Revised Tender Offer.



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     9.   On October 15, 1997, Pennzoil filed its Schedule 14D-9 responding to the Revised Tender Offer (the "Revised Schedule 14D-9") in which the Pennzoil Board sets forth its reasons for rejecting the Revised Tender Offer.

                          MATERIALLY MISLEADING 14D-9

     10.  Section 14(d) and Rule 14d-9 promulgated thereunder, 17 C.F.R.
Section 240.14d-9, regulate solicitations or recommendations made by "subject" or "target" companies in response to a tender offer. Under Rule 14d-9, no such solicitation or recommendation is permitted unless prior thereto, the target company has filed with the SEC and delivered to the offeror a Schedule 14D-9 containing certain specified information, including, among other things, the nature of the solicitation or recommendation and particularized reasons for the solicitation or recommendation.

     11. In addition, Section 14(e) of the Exchange Act, 15 U.S.C. Section 78n(e), makes it "unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practice in connection with any tender offer..."

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        12.     On October 15, 1997, Pennzoil filed its Revised Schedule 14D-9 and issued a press release announcing that its Board of Directors had decided to recommend that Pennzoil stockholders reject the Revised Tender Offer. The Revised Schedule 14D-9 is materially misleading as is more fully described below.

        13. The Revised Schedule 14D-9 states that the Pennzoil directors have concluded that the Revised Tender Offer "does not reflect the long-term values inherent" in Pennzoil. However, the Revised Schedule 14D-9 fails to disclose the amount or range or such long-term values or when such values can be expected to be realized by Pennzoil stockholders, or if no quantification was made, the reasons why.

        14. The Revised Schedule 14D-9 refers to the Pennzoil Board's consideration of presentations by Pennzoil management as to Pennzoil's "prospects for future growth, profitability and share price appreciation, as reflected in Pennzoil's strategic plan." However, the Revised Schedule 14D-9 fails to disclose meaningful detail regarding the supposed prospects for future growth, profitability, and share price appreciation, including the amount or



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range thereof and when such profitability and share price appreciation can be expected to be realized by Pennzoil stockholders.

        15. The Revised Schedule 14D-9 states that the Pennzoil board believes that "pursuit of the Company's strategic plan...will produce greater long-term value for stockholders" than the $84 per share Revised Tender Offer. However, the Revised Schedule 14D-9 fails to disclose the expected amount of such value and when any such value can be expected to be realized by Pennzoil stockholders, or if no quantification was made, the reasons why.

        16. The Revised Schedule 14D-9 states that one of the factors considered by the Pennzoil Board in recommending rejection of the Revised Tender Offer is the "Board's and management's commitment to protecting the best interests of the stockholders of the Company and enhancing the value of the Company." However, the true purpose and effect of recommending rejection of the Revised Tender Offer and utilizing, inter alia, the Pennzoil poison pill to block the Revised Tender Offer is to entrench management and the Pennzoil Board and protect the receipt of the perquisites of such positions, which precludes shareholders from obtaining maximum value for their shares.



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                                   COUNT ONE

              (For violation of Section 14(d) of the Exchange Act
                     and Rule 14d-9 Promulgated Thereunder)

        17. Plaintiffs repeat and reallege the above paragraphs as if set forth herein.

        18. Rule 14d-9, 17 C.F.R. Section 240.14d-9, promulgated by the SEC pursuant to Section 14(d) of the Exchange Act, prohibits the target company and its employees from making any solicitation or recommendation concerning a tender offer to the target company stockholders unless, as soon as practicable on the date any such solicitation or recommendation is made, a Schedule 14D-9 is filed with the SEC and a copy is delivered to the offeror. The Schedule 14D-9 must contain the information set forth in Rule 14d-9, including, among other things, the nature of the solicitation or recommendation and particularized reasons for the solicitation or recommendation.

        19.     In violation of Section 14(d) and Rule 14d-9, the Revised
Schedule 14D-9 filed by Pennzoil with the SEC on October 15, 1997, omits material information and is materially misleading as set forth herein.

        20. By reason of the foregoing, Plaintiffs have been and are being irreparably harmed in that they are being deprived of material information




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required to be publicly, accurately, and fully disclosed by Defendant under applicable law.

        21.     Plaintiffs have no adequate remedy at law.

                                   COUNT TWO

              (For Violation of Section 14(e) of the Exchange Act)

        22. Plaintiffs repeat and reallege the paragraphs as if fully set forth herein.

        23.     In violation of Section 14(e) of the Exchange Act, the Revised
Schedule 14D-9 omits material information and is materially misleading as set forth herein.

        24. By reason of the foregoing, Plaintiffs have been and are being irreparably harmed in that they are being deprived of material information required to be publicly, accurately, and fully disclosed by Defendant under applicable law.

        25.     Plaintiffs have no adequate remedy of law.

        WHEREFORE, PREMISES CONSIDERED, Plaintiffs respectfully request that this Court enter a judgment:



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        (i)     Compelling and enjoining Pennzoil to comply with the
                requirements of the Exchange Act, and compelling and enjoining Pennzoil to file immediately an amended Schedule 14D-9 which is complete and accurate:

        (ii) Awarding the Plaintiffs their reasonable and necessary attorneys' fees, together with all costs of court; and

        (iii)   Granting such other relief as the Court deems just and proper.





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                         Respectfully submitted,



                         By:  [ILLEGIBLE]
                             --------------------------
                              W.D. Masterson
                              State Bar No. 13184000
                              Theodore C. Anderson
                              State Bar No. 01215700
                              KILGORE & KILGORE
                              3131 McKinney Avenue
                              Suite 700 LB 103
                              Dallas, Texas 75204-2471
                              Telephone: (214) 969-9099
                              Telecopy:  (214) 953-0677

                              WILLIAM L. KIRKMAN
                              State Bar No. 11518700
                              BOURLAND, KIRKMAN, SEIDLER
                               & EVANS, L.L.P.
                              201 Main Street
                              Suite 1400
                              Fort Worth, Texas 76102
                              Telephone:  (817) 336-2800
                              Telecopier: (817) 877-1863

                              ATTORNEYS FOR PLAINTIFFS
                              JACOB HABERMAN & HARVEY GARFINKLE

OF COUNSEL:

MILBERG WEISS BERSHAD HYNES
 & LERACH
One Pennsylvania Plaza
New York, NY 10119
(212) 594-5300

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WOLF, HALDENSTEIN, ADLER
 FREEMAN & HERZ, LLP
270 Madison Avenue
New York, New York 10016
(212) 545-4600

CHIMICLES, JACOBSEN & TIKELLIS
One Rodney Square
P.O. Box 1035
Wilmington, DE 19899
(302) 656-2500

BERNSTEIN, LEIBHARD & LIFSHITZ
274 Madison Avenue
New York, NY 10016
(212) 779-1414

LAW OFFICES OF LAWRENCE SOICHER
300 Park Avenue
New York, New York 10022
(212) 980-7000





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